Restricted Stock Agreement

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of May 3, 2017 (the “Grant Date”) by and between Muscle Maker, Inc, a California corporation (the “Company”), and Grady Metoyer [Employee or Consultant] (the “Grantee”).

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock. The Company hereby issues to the Grantee on the Grant Date a restricted stock award consisting of, in the aggregate, 150,000 shares of common stock, no par value per share (the “Common Stock”), of the Company at a value of $1.00 per share (the “Restricted Stock”), on the terms and conditions and subject to the restrictions set forth in this Agreement.

2. Consideration. The grant of the Restricted Stock is made in consideration of the services to be rendered by the Grantee to the Company as an employee or consultant.

3. Restricted Period; Vesting.

3.1 Except as otherwise provided herein, provided that the Grantee remains in Continuous Service (as defined below) through the applicable vesting date, the Restricted Stock will vest as follows:

20% on the Grant Date;

20% on January 1, 2018;

20% on January 1, 2019;

20% on January 1, 2020; and

20% on January 1, 2021.

For purposes of this Agreement, “Continuous Service” shall mean the Grantee remaining as an employee or consultant of the Company.

The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

3.2 The foregoing vesting schedule notwithstanding, if the Grantee’s Continuous Service terminates for any reason at any time before all of his Restricted Stock has vested, the Grantee’s unvested Restricted Stock shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any affiliate shall have any further obligations to the Grantee under this Agreement.

3.3 The foregoing vesting schedule notwithstanding, upon the occurrence of a Change in Control (as defined below), 100% of the unvested Restricted Stock shall vest as of the date of the Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than fifty percent of the outstanding capital stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company or (iv) any merger, share exchange, tender offer, share acquisition, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were directors of the Company immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the Company immediately prior to the transaction; provided, however, that the term “Change in Control” shall not include a public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended.

3.4 Notwithstanding any provision of this Agreement to the contrary, if the Board determines, after full consideration of the facts, that:

(a) the Grantee has been engaged in fraud, embezzlement or theft in the course of his involvement with the Company, has made unauthorized disclosure of trade secrets or other proprietary information of the Company or of a third party who has entrusted such information to the Company or has been convicted of a felony or any crime that reflects negatively upon the Company; or

(b) the Grantee has violated the terms of any noncompetition, nonsolicitation, confidentiality, nondisclosure or other agreement with the Company to which he is a party; or

(c) the involvement with the Company of the Grantee was terminated for “cause,” as defined in any agreement with the Grantee governing his Continuous Service, or if there is no such agreement, as determined by the Board, which may determine that “cause” includes among other matters the willful failure or refusal of the Grantee to perform and carry out his assigned duties and responsibilities diligently and in a manner satisfactory to the Board;

then as of the date of such act (in the case of (a) or (b)) or such termination (in the case of (c)), the Grantee shall forfeit the unvested Restricted Stock and the Company shall have the right to repurchase all or any part of the vested Restricted Stock, at a price equal to the lower of (x) $0.50 per share, or (y) the Fair Market Value (as defined below) of such shares at the time of repurchase. The decision of the Board as to the cause of the Grantee’s discharge and the damage done to the Company shall be final, binding and conclusive. No decision of the Board, however, shall affect in any manner the finality of the discharge of the Grantee by the Company. The “Fair Market Value” of a share of Common Stock at any particular date shall be determined according to the following rules: (i) if the Common Stock is listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing price of the Common Stock on the date in question, (ii) if the Common Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing bid price of the Common Stock on the date in question in the over-the-counter market; provided, however, that if the price of the Common Stock is not so reported, the Fair Market Value shall be determined in good faith by the Board.

4. Restrictions. Subject to any exceptions set forth in this Agreement, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee without the prior written consent of the Board. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period in contravention of this section shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5. Rights as Shareholder; Dividends.

5.1 The Grantee shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

5.2 The Company may issue stock certificates or evidence the Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock vests.

5.3 If the Grantee forfeits any rights he has under this Agreement in accordance with Section 3, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

6. No Right to Continued Service. This Agreement shall not confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time.

7. Adjustments. In the event that the outstanding shares of Common Stock are hereafter exchanged for a different number or kind of shares or other securities of the Company, by reason of a reorganization, recapitalization, exchange of shares, stock split, combination of shares or dividend payable in shares or other securities, a corresponding adjustment shall be made by the Board in the number of and/or kind of shares of Restricted Stock. Any such adjustment made by the Board shall be conclusive and binding upon all affected persons, including the Company and the Grantee. If the Restricted Stock is converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation, securities of another corporation or other entity, or other property, pursuant to any merger or consolidation of the Company or acquisition of its assets, then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor and this Agreement shall apply to the securities received upon such conversion, exchange or distribution in the same manner and to the same extent as the Restricted Stock. Notwithstanding the foregoing, if the Restricted Stock is converted into cash pursuant to any such transaction, the Grantee will receive such cash free and clear of any restrictions imposed by this Agreement.

8. Tax Liability and Withholding.

8.1 The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Board deems necessary to satisfy all obligations for the payment of such withholding taxes. The Board may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c) delivering to the Company previously owned and unencumbered shares of Common Stock.

8.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9.Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

10. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.\

11. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted. All certificates representing unvested Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws or pursuant to Section 12 below:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RIGHTS TO PURCHASE SET FORTH IN A CERTAIN RESTRICTED STOCK AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THESE SHARES (OR HIS PREDECESSOR IN INTEREST). SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE SECRETARY OF THE CORPORATION.

12. Representations and Warranties of the Grantee. The Grantee hereby represents and warrants to the Company as follows:

(a) The Grantee has the legal right and capacity to enter into this Agreement and fully understands the terms and conditions of this Agreement;

(b) The Grantee is acquiring the Restricted Stock for investment purposes only and not with a view to their resale or distribution; and

(c) The Grantee will, at the request of the Company, execute an agreement in a form acceptable to the Company to the effect that the Restricted Stock shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by employees and consultants of the Company.

13. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California without regard to conflict of law principles.

15. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Board for review. The resolution of such dispute by the Board shall be final and binding on the Grantee and the Company.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

17. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

18. Discretionary Nature. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of this Agreement shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

19. Amendment. The Board has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

20. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance. The Grantee hereby acknowledges receipt of a copy of this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MUSCLE MAKER, INC

By:	/s/ Robert Morgan
Name:	Robert Morgan
Title:	Chief Executive Officer

[Employee or Consultant]

By:	/s/ Grady Metoyer
Name:	Grady Metoyer